Exhibit 10.23
COMERICA INCORPORATED 2021
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I
PURPOSE

The purpose of the Comerica Incorporated 2021 Employee Stock Purchase Plan (the “Plan”) is to provide employees of Comerica Incorporated, a Delaware corporation (the “Corporation”), and its subsidiaries and affiliates, with an opportunity to acquire a proprietary interest in the Corporation. The Plan provides all Eligible Employees the option to purchase shares of Common Stock of the Corporation through voluntary systematic payroll deductions. The options provided to Employees under the Plan shall be in addition to regular salary, profit sharing, pension, life insurance, special payments or other benefits related to an Employee’s employment with the Corporation. The Plan is not intended to qualify as an “employee stock purchase plan” pursuant to Section 423 of the Code or to be an employee benefit plan pursuant to the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE II
DEFINITIONS

2.1“Account” shall mean the bookkeeping account maintained by the Plan Administrator to reflect the Contributions made by or on behalf of a Participant.
2.2“Beneficiary” shall mean the person or persons designated by the Participant to receive any property payable or distributable with respect to such Participant’s Account upon the death of the Participant.
2.3“Board” shall mean the board of directors of the Corporation.
2.4“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
2.5“Committee” shall mean the committee appointed or designated by the Board to administer the Plan in accordance with Article 4 of this Plan. Unless otherwise determined by the Board, the Governance, Compensation and Nominating Committee of the Board shall be the Committee.
2.6“Common Stock” means the common stock of the Corporation, par value $5.00 per share.
2.7“Contributions” shall mean all amounts credited to the Account of a Participant pursuant to Section 5.3(e).
2.8“Effective Date” shall mean the date that this Plan is approved by the Board.
2.9“Eligible Employee” shall mean each Employee of the Corporation (or its affiliates and subsidiaries), other than an Employee who: (a) is an Ineligible Foreign Employee, or (b)
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immediately after the grant of the option, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation. For these purposes, ownership shall be determined by applying the rules specified in Section 424(d) of the Code.
2.10“Employee” shall mean any common law employee (as defined in accordance with the regulations and rulings then applicable under Section 3401(c) of the Code) of the Corporation. For purposes of the Plan, an individual’s status as an “Employee” shall be treated as continuing intact while an individual is on sick leave or other leave of absence approved by the Corporation, until the Corporation deems the employment relationship to be terminated in accordance with applicable Corporation policies and procedures.
2.11“Enrollment Period” shall mean the period determined by the Committee or the Plan Administrator during which each Eligible Employee shall elect whether or not, and to what extent, to participate in the Offering.
2.12“Fair Market Value” means the closing price of a share of a Common Stock on the New York Stock Exchange as reported on such source as the Committee or the Plan Administrator may select; if, however, there is no trading of shares of Common Stock on the date in question, then the closing price of the shares as so reported, on the last preceding trading day shall instead be used to determine Fair Market Value. If Fair Market Value for any date in question cannot be determined as provided above, Fair Market Value shall be determined by the Committee in its good faith discretion based on a reasonable valuation method.
2.13“Ineligible Foreign Employee” shall mean an Employee who is a citizen or resident of a jurisdiction outside of the United States (without regard to whether he or she is also a citizen of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) who is determined by the Committee or the Plan Administrator to be ineligible to participate in the Plan because the grant of an option under the Plan to such individual is prohibited under the laws of such jurisdiction or because participation in the Plan by such individual is impractical.
2.14“Offering” shall mean, with respect to an Offering Period, the grant of an option to purchase shares of Common Stock.
2.15“Offering Period” means the three-month period beginning on the first business day of each calendar quarter, or such other period determined by the Committee.
2.16“Participant” shall mean an Employee who has elected, pursuant to a Subscription Agreement, to participate in an Offering under the Plan.
2.17“Payroll Deduction Period” shall mean the period determined by the Committee or the Plan Administrator during which payroll deductions shall be made and credited to each Participant’s Account.
2.18“Plan” shall mean this Comerica Incorporated 2021 Employee Stock Purchase Plan, as amended from time to time.
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2.19“Plan Administrator” means, unless determined otherwise by the Board or the Committee, the Chief Human Resources Officer (or, if no individual is designated as the Chief Human Resources Officer, then the individual designated to perform the duties of the Chief Human Resources Officer).
2.20"Purchase Day” shall mean the date specified by the Committee or the Plan Administrator on which options of Participants will be automatically exercised in full to purchase shares of Common Stock or, if not exercised, shall thereupon expire. Unless otherwise determined by the Committee or the Plan Administrator, the Purchase Day shall be the last trading day (i.e., day on which the New York Stock Exchange is open for trading) of the applicable Offering Period.
2.21“Subscription Agreement” shall mean an agreement in a form approved by and in a manner prescribed by the Plan Administrator, pursuant to which an Eligible Employee may elect to participate in the Plan. The Subscription Agreement shall contain such Employee’s authorization and consent to payroll deductions. The Subscription Agreement shall comply with and be subject to the terms and conditions of the Plan.
ARTICLE III
ELIGIBILITY

Any individual who is or becomes an Eligible Employee five business days prior to the last day of an Enrollment Period for an Offering shall be eligible to participate in the Plan with respect to such Offering. An individual whose employment is terminated and who is subsequently reemployed shall be eligible to participate in the Plan with respect to each Offering occurring subsequent to his or her reemployment date, provided the individual is an Eligible Employee during the applicable Enrollment Period.
ARTICLE IV
ADMINISTRATION

The Plan shall be administered by the Committee; provided, however, that the Board shall have the authority to exercise any and all duties and responsibilities assigned to the Committee under the Plan. The Committee shall have full power and authority to construe, interpret and administer the Plan. The Committee shall have the full and exclusive right to establish the terms of each Offering under the Plan except as otherwise expressly provided in this Plan. It may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee shall be final, conclusive and binding upon all parties, including the Corporation, the stockholders, and Employees. In addition, unless determined otherwise by the Board or Committee, the Plan Administrator shall handle the day-to-day administration of the Plan. The Plan Administrator may employ accountants, legal counsel and any other experts he or she deems advisable to assist in the administration of the Plan.
ARTICLE V
OFFERINGS

5.1Annual Offerings. Each calendar year (or portion thereof) during the term of the Plan, unless the Committee determines otherwise, the Corporation will make one or more
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Offerings in which options to purchase the Corporation’s Common Stock will be granted to Eligible Employees under the Plan.
5.2Number of Shares Available for Options. Subject to adjustments as described below, no more than 5,000,000 shares of Common Stock may be sold pursuant to options granted under the Plan. Shares of Common Stock subject to the Plan may be shares now or hereafter authorized, issued or outstanding or hereafter acquired by the Corporation. If, for any reason, any option under the Plan expires or terminates in whole or in part, shares subject to such expired or terminated option may be again be available for issuance upon exercise of a new option under the Plan.
5.3Terms and Conditions of Options.
(a)An option price per share for each Offering shall be determined by the Committee on or prior to the first day of the Offering Period. Unless otherwise determined by the Committee, the option price per share shall be the 85% of the Fair Market Value of the Common Stock on the Purchase Day. The option price shall be increased by applicable commissions and brokerage fees, if any.
(b)Each option shall entitle an Eligible Employee to purchase up to a specified number of shares of Common Stock. Alternatively, or in combination with setting a maximum number of shares, the Committee may choose to determine a maximum dollar amount that could be used to purchase shares for each Offering. Each Employee may elect to participate for less than the maximum number of shares or dollar amount specified by the Committee. No option shall be exercised for a fractional share of Common Stock. Unless otherwise determined by the Committee prior to or on the first day of an Offering Period, each option shall expire on the last day of the Offering Period.
(c)Each Eligible Employee who desires to participate in an Offering shall elect to do so by completing and delivering a Subscription Agreement in the form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) prescribed by the Plan Administrator. Such Subscription Agreement must be delivered to the Plan Administrator by the end of the applicable Enrollment Period and shall specify the dollar amount of Contributions to be made by the Participant for the Offering Period and authorize payroll deductions on behalf of the Participant during the Payroll Deduction Period. The Participant’s Contributions shall be deducted from such Participant’s regular wages on each payday during the Payroll Deduction Period. The Plan Administrator may impose such additional limitations or restrictions as may be appropriate or desirable for the efficient administration of the Plan. Each Subscription Agreement shall constitute an election to participate in the current Offering Period and all subsequent Offering Periods under the Plan until the Participant elects to terminate their Subscription Agreement pursuant to Section 5.6 or Section 5.7.
(d)Notwithstanding any provision herein, the aggregate amount of Contributions credited to a Participant’s Account shall not exceed $25,000 for any calendar year.
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(e)All Contributions shall be credited to that Participant’s Account. A Participant’s Account balance shall be reduced by the option price for shares of Common Stock acquired on the Purchase Day, or by any other amounts paid or distributed on any other date pursuant to the terms hereof.
(f)On the Purchase Day for the applicable Offering Period, the options of each Participant participating in such Offering shall be automatically exercised in full without the need for the Participant to take any action. Upon exercise of an option, whole shares shall be paid for in full with amounts credited to the Participant’s Account, and any balance in the Participant’s Account shall be paid to the Participant in cash as soon as practicable following the Purchase Day (or, if permitted by the Plan Administrator, applied to subsequent Offerings during the Plan Year).
(g)A Participant will have none of the rights and privileges of a stockholder of the Corporation with respect to the shares of Common Stock subject to an option under the Plan until such shares of Common Stock have been transferred or issued to the Participant or to a designated broker for the Participant on the books of the Corporation.
(h)Neither the option nor any Contributions credited to the Participant’s Account may be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution and, during the lifetime of the Participant, such option may be exercised and such Contributions may be applied only for the benefit of the Participant.
5.4Issuance of Shares of Common Stock. As soon as administratively practicable following a Purchase Day, the Corporation shall issue the purchased shares of Common Stock to each Participant, net of tax withholdings as described in Section 9.3. At the option of the Corporation, the issuance of such shares may be represented either by book entry registration in the Corporation’s direct registration services or by a certificate. The time of issuance and delivery of the shares of Common Stock may be postponed for such periods as may be required to comply with registration requirements under the Securities Act of 1933, the Securities Exchange Act of 1934, listing requirements of any exchange on which the shares of Common Stock may then be listed, and the requirements under other laws or regulations applicable to the issuance or sale of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been issued and delivered to the Participant as provided in this Section 5.4.
5.5Modification of Contributions. A Participant may elect to change the amount of his or her Contributions with respect to each Offering Period at any time during the Enrollment Period. Once the Offering Period commences, a Participant may elect, on a prospective basis, to decrease his or her Contributions during the Offering Period. Such elections shall be made by completing and filing with the Plan Administrator a new Subscription Agreement, at such time and in such manner as prescribed by the Plan Administrator. Any Subscription Agreement made pursuant to this Section 5.5 shall override any then outstanding Subscription Agreement.
5.6Revocation of Subscription Agreement During an Offering Period. Up to two calendar weeks prior to the Purchase Day, a Participant shall have the right to revoke his or her
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Subscription Agreement, at such time and in such manner as prescribed by the Plan Administrator. The Corporation shall, upon receipt of such notice of revocation, refund to the Participant, without interest, any amounts credited to the Participant’s Account, as soon as administratively practicable following such revocation. Such Participant shall not be entitled to recommence participation with respect to the Offering Period in which such revocation becomes effective; however, the Participant shall be eligible to participate in future Offering Periods, subject to the terms and conditions of the Plan.
5.7Revocation of Subscription Agreement During an Enrollment Period. At any time during an Enrollment Period, a Participant shall have the right to revoke his or her Subscription Agreement and unenroll in future Offering Periods, at such time and in such manner as prescribed by the Plan Administrator.
ARTICLE VI
TERMINATION OF EMPLOYMENT

Unless otherwise provided by the Committee, upon a Participant’s termination from employment with the Corporation for any reason or in the event that a Participant is no longer an Eligible Employee or if the Participant elects to revoke his or her Subscription Agreement pursuant to Section 5.6, any amounts credited to such Participant’s Account shall be paid in a cash lump sum, without interest, to him or her via regular payroll as soon as administratively practicable following such event.
ARTICLE VII
ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Corporation, issuance of warrants or other rights to purchase Common Stock or other securities of the Corporation, or other similar corporate transaction or event affects the fair value of an option, then the Board shall adjust any or all of the following so that the fair value of the option immediately after the transaction or event is equal to the fair value of the option immediately prior to the transaction or event (a) the number and type of shares of Common Stock which thereafter may be made the subject of options, (b) the number and type of shares of Common Stock subject to outstanding options, and (c) the grant, purchase or exercise price with respect to any option or, if deemed appropriate, make provision for a cash payment to the holder of an option. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Corporation is subject. Upon the occurrence of any such adjustment, the Plan Administrator shall provide notice to each affected Participant of its computation of such adjustment, which shall be conclusive and shall be binding upon each such Participant.
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ARTICLE VIII
AMENDMENT OR TERMINATION
Except to the extent otherwise provided under applicable securities laws or listing rules, the Committee may, at any time and from time to time, alter, amend, suspend or terminate the Plan, any part thereof or any option thereunder as it may deem proper and in the best interests of the Corporation. Notwithstanding the foregoing, the Plan shall terminate as of the Purchase Day for the Offering Period in which Eligible Employees elect to participate for a number of shares of Common Stock greater than the number of shares remaining available for purchase. If the number of shares of Common Stock Participants elect to purchase with respect to an Offering Period shall be greater than the number of shares of Common Stock remaining available, the available shares shall on the Purchase Date be allocated among such Participants pro rata on the basis of the number of shares each Participant has elected to purchase.
ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1Expenses of Administration. No charge of any kind will be made by the Corporation against any Participant’s Account for expenses incurred in the administration of the Plan other than the for the purchase of shares of Common Stock under the Plan. The Corporation will pay all fees and expenses incurred by the Corporation in connection with the administration of the Plan. Participants shall, however, remain responsible for payment of applicable commissions and brokerage fees, as applicable.
9.2Investment Intent. The Corporation may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.
9.3Tax Withholding. The Corporation shall have the right to deduct from all amounts payable to a Participant (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of amounts payable under this Plan. The Corporation may permit a Participant to satisfy any tax-withholding obligation through the reduction of the Account balance on the Purchase Date by withholding a number of shares of Common Stock otherwise issuable to the Participant upon the Purchase Date having a Fair Market Value equal to the minimum withholding obligation and issuing a “net” number of shares to the Participant.
9.4No Right to Continued Employment. Neither the Plan nor any option granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Corporation.
9.5Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Corporation acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Corporation, and each Employee of the Corporation acting on behalf of the Board or
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the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Corporation in respect of any such action, determination, or interpretation.
9.6Applicable Law. This Plan and related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue to be fully effective.
9.7Plan Funds. All amounts held by the Corporation in Accounts under the Plan may be used for any corporate purpose of the Corporation. No interest will be paid to any Employee or credited to his or her Account under this Plan.
9.8Compliance with Governmental Laws and Stock Exchange Regulations. The obligation of the Corporation to sell and deliver Common Stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Common Stock. The Corporation may, without liability to Participants, defer or cancel delivery of shares or take other action it deems appropriate in cases where applicable laws, regulations or stock exchange rules impose constraints on the normal Plan operations or delivery of shares.
9.9Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Corporation within twelve months after the date the Plan is adopted by the Board. If such shareholder approval is not obtained prior to the first Purchase Day, the Plan shall be null and void and all Participants shall be deemed to have withdrawn all payroll deductions credited to their accounts on such Purchase Day.

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